EXHIBIT 10.14(f)

FIFTH AMENDMENT TO LEASE

(North Hollywood)

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of the 1st day of May, 2014 by and between SYUFY ENTERPRISES, L.P., a California limited partnership (“Landlord”), and CENTURY THEATRES, INC., a California corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Century Theatres of California Inc., a California corporation (“Original Tenant”), entered into a certain Lease dated as of September 30, 1995 (the “Original Lease”), for certain premises located in North Hollywood, California.

B. The Original Lease as amended by (i) that certain First Amendment to Lease dated as of September 1, 2000 (the “First Amendment”), (ii) that certain Second Amendment to Lease dated as of April 15, 2005 (the “Second Amendment”); (iii) that certain Third Amendment to Lease dated as of September 29, 2005 (the “Third Amendment”) and (iv) that certain Third Amendment to Lease dated as of August 7, 2006 (the “Fourth Amendment”), is hereinafter referred to as the “Lease”. [Note that the Fourth Amendment was inadvertently designated as the “Third Amendment to Lease”.]

C. Tenant plans to make significant improvements to Tenant’s Building, and in conjunction therewith, enter into certain extensions of the Lease Term in accordance with the provisions of this Amendment.

D. Landlord and Tenant now desire to further amend the Lease, upon the terms and conditions set forth in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby modified and amended, and Landlord and Tenant hereby agree, as follows:

1. Recitals Incorporated; Certain Defined Terms. The Recitals set forth above are incorporated into this Amendment and shall be deemed terms and provisions hereof, as if fully set forth in this Paragraph 1. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2. Lease Term. The current Lease Term is scheduled to expire on October 5, 2014. The current Lease Term is hereby extended to, and shall expire on, the day immediately preceding the first day of the Renewal Term (defined below). Notwithstanding anything in the Lease to the contrary, Landlord and Tenant agree to extend the Lease Term for an additional ten (10) year period (the “Renewal Term”), and Sections 3 and 19 of the Fourth Amendment are hereby deleted in their entirety. The Renewal Term shall commence on that date which is the earlier of (i) Tenant opening to the public for business in Tenant’s Building after the completion of the “Theatre Remodel” (as such term is hereinafter defined) or (ii) that date which is one hundred fifty (150) days after Tenant’s receipt of the Approvals (as hereinafter defined) for construction of the Theatre Remodel, subject to Force Majeure events. Following the expiration of such ten (10) year period, Tenant shall have the right and option to extend the Renewal Term for two (2) consecutive periods of five (5) years each. In order to exercise an extension option, Tenant cannot be in default under the Lease beyond any applicable notice and/or cure period, and Tenant must deliver a written notice to Landlord of the exercise of such extension option at least one hundred eighty (180) days prior to the expiration of such ten (10) year period (or at least one hundred eighty (180) days prior to the last day of the first extension period, as the case may be). Further, in order to exercise the option for the second extension period, Tenant cannot be in default under the Lease beyond any applicable notice and/or cure period, and Tenant must have previously exercised the option for the first extension period. If Tenant exercises an extension option as set forth herein, the amount of Base Rent due shall be adjusted in accordance with the schedule set forth in Section 5 below. Section 2.03 of the Lease is deleted in its entirety.

3. Theatre Improvements. Tenant agrees, at Tenant’s sole cost and expense, to spend a minimum of Three Million Four Hundred Thousand and 00/100 Dollars ($3,400,000.00) for improvements to Tenant’s Building (the “Theatre Remodel”). The Theatre Remodel shall include, but not be limited to, installation of new luxury seats, painting, repair or replacement of vertical transportation, installation of new lighting and décor, digital screen upgrades, and other improvements.

4. Construction of Theatre Improvements. No later than ninety (90) days after the date of this Amendment, Tenant shall submit documentation for the issuance of all necessary permits and/or approvals needed from the governing municipal bodies for the construction of the Theatre Remodel (collectively, the “Approvals”), and Landlord shall reasonably cooperate with Tenant with regard to such Approvals at no out-of-pocket cost to Landlord. Prior to the commencement of the Theatre Remodel, Tenant shall deliver to Landlord a copy of any plans and/or specifications that Tenant is required to submit to the City of North Hollywood related to the Theatre Remodel. Within thirty (30) days after receipt of all the necessary Approvals, Tenant shall cease theatre operations in the entire Premises and begin the Theatre Remodel. Thereafter, Tenant shall complete the Theatre Remodel and reopen in the entire Premises as a so-called “first run” theater no later than one hundred fifty (150) days after Tenant’s receipt of the Approvals, subject to Force Majeure events.

5. Rent. Tenant currently pays to Landlord on a monthly basis an amount equal to twelve percent (12%) of Tenant’s Gross Sales (“Alternate Rent”). During that period of time beginning on the date Tenant ceases theatre operations and ending with the commencement of the Renewal Term (the “Abatement Period”) Alternate Rent shall abate. However, during the Abatement Period, and at all times during the Renewal Term, Tenant shall continue to pay any and all other charges due and payable under the Lease, including, but not limited to, Impositions, insurance (in compliance with Article VI of the Lease), maintenance and repairs to the Premises, utilities for the Premises, personal property taxes, and for the costs, management and administration of the Miracle Center Parking Association. Notwithstanding anything in the Lease to the contrary, in lieu of Percentage Rent and/or Alternate Rent during the Renewal Term, Tenant shall pay to Landlord the following amounts of Base Rent during the Renewal Term:

Years 1-5: During the first five (5) years of the Renewal Term, the amount of annual Base Rent shall be the greater of twelve percent (12%) of Gross Sales per annum or Five Hundred Thousand and 00/100 Dollars ($500,000.00) per annum. During the first five (5) years of the Renewal Term, Tenant shall pay to Landlord Forty-One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($41,666.67) monthly. Then, within ninety (90) days after the end of each year throughout the Renewal Term, Tenant shall (i) provide a written certification of Tenant’s Gross Sales for the prior year, executed by the chief financial officer or controller of Tenant, which shall be subject to the same year-end reporting and reconciliation procedures and the verification and audit rights of Landlord that apply to Percentage Rent under the Lease and (ii) in the event twelve percent (12%) of Gross Sales for such year exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), pay to Landlord the excess above Five Hundred Thousand and 00/100 Dollars ($500,000.00).

Years 6-10: The amount of annual Base Rent for years 6-10 of the Renewal Term shall be fixed at the greater of Five Hundred Thousand and 00/100 Dollars ($500,000.00) per annum (payable in equal monthly installments of $41,666.67) or the average annual Base Rent (which may be twelve percent (12%) of Gross Sales per annum) payable in years three, four and five of the Renewal Term (payable in equal monthly installments). However, in the event that Tenant opens another theatre within a four (4) mile radius of the Premises (the “Other Theatre”) during the first five (5) years of the Renewal Term, annual Base Rent for years 6-10 of the Renewal Term shall be fixed at the greater of: (a) Five Hundred Thousand and 00/100 Dollars ($500,000.00) per annum (payable in equal monthly installments of $41,666.67); or (b) the average annual Base Rent payable during the three (3) years immediately preceding the date of such opening of the Other Theatre (payable in equal monthly installments); or (c) in the event that the Other Theater is opened during the first three (3) years of the Renewal Term, the average annual Base Rent (prorated on an annual basis) payable during the period commencing on the date that Tenant opens to the public for business in Tenant’s Building after the completion of the Theatre Remodel and ending on the date of such opening of the Other Theatre (payable in equal monthly installments). Notwithstanding the foregoing or any other provision of this Amendment to the contrary, in no event shall the amount of annual Base Rent for years 6-10 of the Renewal Term be less than twelve percent (12%) of Gross Sales per annum, and in accordance with the certification, reconciliation and verification procedures set forth in the paragraph above as to the amount of Base Rent for years 1-5.

Years 11-15: Annual Base Rent for years 11-15 of the Renewal Term shall be a fixed amount equal to the amount of annual Base Rent payable for year ten (10) of the Renewal Term increased by the greater of: (i) seven and 5/10ths percent (7.5%); or (ii) the percentage increase (not to exceed fifteen percent (15%)) in the CPI (as hereinafter defined) over the five (5) year period beginning on the last month of year five (5) of the Renewal Term and ending on the last month of year ten (10) of the Renewal Term. Notwithstanding the foregoing or any other provision of this Amendment to the contrary, in no event shall the amount of annual Base Rent for years 11-15 of the Renewal Term be less than twelve percent (12%) of Gross Sales per annum, and in accordance with the certification, reconciliation and verification procedures set forth in the paragraph above as to the amount of Base Rent for years 1-5.

Years 16-20: Annual Base Rent for years 16-20 of the Renewal Term shall be a fixed amount equal to the amount of annual Base Rent payable for year fifteen (15) of the Renewal Term increased by the greater of: (a) seven and 5/10ths percent (7.5%); or (b) the percentage increase (not to exceed fifteen percent(15%)) in the CPI over the five (5) year period beginning on the last month of year ten (10) of the Renewal Term and ending on the last month of year fifteen (15) of the Renewal Term. Notwithstanding the foregoing or any other provision of this Amendment to the contrary, in no event shall the amount of annual Base Rent for years 16-20 of the Renewal Term be less than twelve percent (12%) of Gross Sales per annum, and in accordance with the certification, reconciliation and verification procedures set forth in the paragraph above as to the amount of Base Rent for years 1-5.

As used in this Amendment, the term “CPI” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, U.S. City Average, Subgroup “All items” Index (1982-84 = 100). In the event that the CPI ceases to be published, then a substitute index or methodology shall be utilized in the manner set forth in the third paragraph of Section 4.01 of the Original Lease. In the event that the applicable monthly CPI figure is not published on or before the effective date of an adjustment in Base Rent set forth above, Tenant shall continue to pay the amount of Base Rent then last in effect until such monthly CPI figure is published and the adjustment in Base Rent is calculated, at which time, Tenant shall commence paying to Landlord the new adjusted amount of Base Rent, plus any amount of Base Rent retroactively due and payable.

6. Existing Cellular Equipment and Tower on Tenant’s Building. In connection with the Theatre Remodel, Tenant shall utilize commercially reasonable efforts to avoid the relocation of the existing cellular equipment and tower on Tenant’s Building. However, in the event that such a relocation is unavoidable and necessary: (a) Tenant must give Landlord written notice thereof at least two hundred ten (210) days prior to the date that such relocation must occur in order for Landlord to timely inform the cellular equipment owner of such relocation; (ii) Tenant shall reimburse Landlord for any and all costs and expenses that Landlord must pay to such cellular equipment owner in connection with such temporary or permanent relocation; and (iii) Tenant acknowledges and understands that such cellular equipment owner must keep the cellular equipment operational at all times, notwithstanding a relocation of such cellular equipment.

7. Effect of Amendment. This Amendment modifies and amends the Lease, and the terms and provisions hereof shall supersede and govern over any contrary or inconsistent terms and provisions set forth in the Lease. The Lease, as previously amended and as hereby further amended and modified, remains in full force and effect and is hereby ratified and confirmed. All future references in the Lease to the “Lease” shall mean and refer to the Lease, as amended and modified by this Amendment.

[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date herein above provided.

Landlord:

SYUFY ENTERPRISES, L.P.,

a California limited partnership

By:	Syufy Properties, Inc.,
a California corporation, its general partner

	By:	/s/ William Vierra
	Name:	William Vierra
	Its:	Senior Vice President

Tenant:

CENTURY THEATRES, INC.,

a California corporation

By:	/s/ Thomas J. Owens
Name:	Thomas J. Owens
Title:	Executive Vice President- Real Estate

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